UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2016

ENTERCOM COMMUNICATIONS CORP.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-14461	23-1701044
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

401 E. City Avenue, Suite 809 Bala Cynwyd, Pennsylvania	19004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 660-5610

(Former Address of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)(1)     Employment Agreement - David J. Field

On April 22, 2016, Entercom Communications Corp. (the “Company”) entered into an Amended and Restated Employment Agreement with David J. Field, the Company’s Chief Executive Officer and President (the “Agreement”). The following is a summary description of the material terms of the Agreement and by its nature is incomplete. For further information regarding the terms and conditions of the Agreement, reference is made to the complete text of the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2016.

The Agreement has an initial term of three years with automatic one year extensions following the initial term unless either party provides prior notice of non-extension. The Agreement provides for signing bonus of $1,000,000 and an annual base salary of $1,000,000, subject to annual increases of three percent beginning April 22, 2017 and each April 22 thereafter. In addition, the Agreement provides for an annual cash bonus target amount of up to one hundred fifty percent of Mr. Field’s then current salary.

The Agreement provides for an equity grant of 675,000 restricted stock units (“RSUs”) pursuant to the Entercom Equity Compensation Plan to cover the three year term of the Agreement. Two-thirds of these RSUs are performance based while one-third is time based. Specifically, 450,000 RSUs vest on or after May 22, 2019 (being the thirtieth (30th) day following the third (3rd) anniversary of the grant date) if certain performance targets are (or have been) met. Specifically, the performance targets for these RSUs are satisfied if, as of any date: (i) the Company’s share price that would result in a Compound Annual Growth Rate (“CAGR”) of the Total Shareholder Return (as defined in the Agreement and described below) over the first three years of the Agreement (“Three Year CAGR”) equal to the targets set forth in the table below, less (ii) the value of any dividends paid on each share of common stock during the period commencing on the date of the Agreement and ending on such date.

Three Year CAGR Total Shareholder Return	Percentage of RSUs to Vest Upon Attainment of Performance Target
8%	33-1/3%
12%	33-1/3%
16%	33-1/3%

For purposes of the Agreement, “Total Shareholder Return” shall mean: (A) (i) the volume-weighted average closing price over any consecutive twenty (20) trading day period of a share of the Company’s Class A common stock minus (ii) the volume-weighted average closing price of the Company’s Class A common stock for the twenty (20) trading days prior to the Effective Date (the “Base Price”), divided by (B) the Base Price (subject to certain possible adjustments).

The remaining 225,000 RSUs granted vest over time as follows: (i) 50% two years from the date of the Agreement; (ii) 25% three years from the date of the Agreement; and (iii) 25% four years from the date of the Agreement.

Pursuant to the Agreement, in the event that Mr. Field is terminated by the Company without cause (as defined in the Agreement) or he resigns for good reason (as defined in Agreement) prior to the execution of a binding agreement which would result in a change in control if consummated or more than two years following a change in control, subject to his execution of a release of claims against the Company, all of Mr. Field’s outstanding equity compensation awards that vest on the basis of the Company’s performance shall become fully vested and the Company shall pay him a lump sum payment in an amount equal to the greater of: (i) the sum of two years’ annual base salary and two times the highest annual bonus paid during the preceding three year period, or (ii) the sum of the base salary and annual bonuses that would otherwise have been payable through the end of the then current term of the agreement. If such termination occurs following the execution of a binding agreement which would result in a change in control if consummated or prior to two years following a change in control, subject to his execution of a release of claims against the Company, all of Mr. Field’s outstanding equity compensation awards shall become fully vested, and the Company shall pay him a lump sum payment in an amount equal to the sum of three years’ annual base salary and three times the highest annual bonus paid to him during the preceding three year period. The Company shall also pay his COBRA premiums for continued health coverage, to the extent he elects such coverage, for a period of up to 18 months. Additionally, should any of these payments become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company shall make an additional payment in an amount sufficient to place Mr. Field in the same after-tax position as if the excise tax had not applied.

Furthermore, in the event that Mr. Field dies or becomes disabled, then all of Mr. Field’s outstanding equity compensation awards that vest on the basis of the Company’s performance shall become fully vested and the Company shall pay him (or his estate, if applicable) a lump sum payment in an amount equal to the sum of two years’ annual base salary and two times the highest annual bonus paid during the preceding three year period, and the Company shall also pay his COBRA premiums for continued health coverage, to the extent he elects such coverage, for a period of up to 18 months.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entercom Communications Corp.

By:	/s/ Andrew P. Sutor, IV
Andrew P. Sutor, IV
Senior Vice President

Dated: April 26, 2016